EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

The Board of Directors
Inyx, Inc.

     We consent to the incorporation by reference into the Registration Statements of Inyx, Inc. on Form S-8, Securities and Exchange Commission File Numbers 333-106548 and 333-106549, of our report dated April 12, 2005 appearing in the Annual Report on Form 10-KSB of Inyx, Inc. for the year ended December 31, 2004.

/s/ Berkovits, Lago & Company, LLP
Fort Lauderdale, Florida
April 15, 2005